GREENLIGHT RE ANNOUNCES
FIRST QUARTER 2018 FINANCIAL RESULTS

Company to Hold Conference Call at 9:00 a.m. ET on Tuesday, May 1, 2018

GRAND CAYMAN, Cayman Islands - April 30, 2018 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the first quarter ended March 31, 2018. Greenlight Re reported a net loss of $142.8 million for the first quarter of 2018, compared to net income of $8.4 million for the same period in 2017. The net loss per share for the first quarter of 2018 was $3.85, compared to fully diluted net income per share of $0.22 for the same period in 2017.

Fully diluted adjusted book value per share was $18.35 as of March 31, 2018, a 22.1% decrease from $23.57 per share as of March 31, 2017, and a 17.4% decrease from the prior quarter.

Management Commentary

Simon Burton, Chief Executive Officer of Greenlight Re, stated, “The investment loss this quarter overshadowed our improved underwriting performance and a quarter combined ratio of 98.3%. Our reserve position showed favorable prior year reserve development and the ongoing business is performing well under difficult market conditions. We launched Greenlight Re Innovations, where we will partner with technology and risk enterprises to deliver on our mission of supporting commerce and personal health and welfare. This initiative is central to the transformation of Greenlight Re into a risk innovation leader in an increasingly technology-enabled world.”

David Einhorn, Chairman of the Board of Directors, stated, “I am pleased to see that the steps management has taken in our underwriting business are beginning to materialize in a positive manner. We experienced a difficult quarter in our investment portfolio, reporting a loss of 11.8%. Notwithstanding the quarterly loss, we remain confident that our disciplined, value-oriented style and patience will be rewarded.”

Financial and Operating Highlights

2018 First Quarter

•
Gross written premiums of $175.1 million, a decrease from $197.2 million in the first quarter of 2017. Net written premiums were $145.3 million compared to $193.8 million in the prior year period. Gross premium ceded increased during the first quarter as the Company ceded off a portion of its non-standard automobile business.

•	Net earned premiums were $145.8 million, a decrease from $151.9 million reported in the prior-year period.

•	Net investment loss of $145.2 million, compared to net investment income of $11.6 million in the first quarter of 2017.

•	Underwriting income of $2.5 million, compared to an underwriting loss of $0.2 million in the first quarter of 2017.

•	The Company reported favorable prior year development of approximately $2.7 million, primarily due to a favorable change in estimated catastrophe losses.

•
A composite ratio for the three months ended March 31, 2018 of 96.0%, compared to 97.4% for the prior-year period. The combined ratio for the three months ended March 31, 2018 was 98.3%, compared to 100.1% for the prior-year period.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the first quarter ended March 31, 2018 on Tuesday, May 1, 2018 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. First Quarter 2018 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. First Quarter 2018 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10117876

The conference call can also be accessed via webcast at:

https://services.choruscall.com/links/glre180501.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on May 1, 2018 until 9:00 a.m. Eastern time on May 8, 2018.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10117876. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

###

Regulation G
Fully diluted adjusted book value per share is considered a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as an allocation of other general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, less net loss and loss adjustment expenses incurred, less, acquisition costs and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income; (2) any foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) other income (expense) not related to underwriting, and (5) income taxes and income attributable to non-controlling interest. We exclude net investment income and foreign exchange gains or losses as we believe these are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate general and administrative expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them distorts the analysis of trends in our underwriting operations. We include other income and expense relating to deposit accounted contracts and industry loss warranty contracts which we believe are part of our underwriting operations and should be reflected in our underwriting income (loss). Net underwriting income should not be viewed as a substitute for U.S. GAAP net income.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces.  The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded.  With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

Contact:

Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

Public Relations/Media:
Mairi Mallon
Rein4ce
+44 (0)203 786 1160
mairi.mallon@rein4ce.co.uk

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2018 and December 31, 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	March 31, 2018	December 31, 2017
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$19,350	$7,180
Equity securities, trading, at fair value	955,255	1,203,672
Other investments, at fair value	70,127	152,132
Total investments	1,044,732	1,362,984
Cash and cash equivalents	37,454	27,285
Restricted cash and cash equivalents	1,254,055	1,503,813
Financial contracts receivable, at fair value	54,131	12,893
Reinsurance balances receivable	326,256	301,762
Loss and loss adjustment expenses recoverable	39,482	29,459
Deferred acquisition costs, net	60,263	62,350
Unearned premiums ceded	25,450	25,120
Notes receivable, net	31,008	28,497
Other assets	3,818	3,230
Total assets	$2,876,649	$3,357,393
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$676,938	$912,797
Financial contracts payable, at fair value	15,397	22,222
Due to prime brokers and other financial institutions	574,800	672,700
Loss and loss adjustment expense reserves	484,599	464,380
Unearned premium reserves	255,758	255,818
Reinsurance balances payable	139,112	144,058
Funds withheld	15,610	23,579
Other liabilities	6,814	10,413
Total liabilities	2,169,028	2,505,967

Redeemable non-controlling interest in related party joint venture	6,705	7,169

Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,295,933 (2017: 31,104,830): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,715 (2017: 6,254,715))	3,755	3,736
Additional paid-in capital	504,570	503,316
Retained earnings	181,520	324,272
Shareholders’ equity attributable to shareholders	689,845	831,324
Non-controlling interest in related party joint venture	11,071	12,933
Total equity	700,916	844,257
Total liabilities, redeemable non-controlling interest and equity	$2,876,649	$3,357,393

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three months ended March 31, 2018 and 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended March 31
	2018	2017
Revenues
Gross premiums written	$175,125	$197,214
Gross premiums ceded	(29,843)	(3,426)
Net premiums written	145,282	193,788
Change in net unearned premium reserves	562	(41,886)
Net premiums earned	145,844	151,902
Net investment income (loss) [net of related party expenses of $4,454 and $5,497]	(145,216)	11,618
Other income (expense), net	(487)	(7)
Total revenues	141	163,513
Expenses
Loss and loss adjustment expenses incurred, net	95,824	104,812
Acquisition costs, net	44,209	43,211
General and administrative expenses	5,956	6,743
Total expenses	145,989	154,766
Income (loss) before income tax	(145,848)	8,747
Income tax (expense) benefit	770	(121)
Net income (loss) including non-controlling interest	(145,078)	8,626
Loss (income) attributable to non-controlling interest in related party joint venture	2,326	(252)
Net income (loss)	$(142,752)	$8,374
Earnings (loss) per share
Basic	$(3.85)	$0.22
Diluted	$(3.85)	$0.22
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,087,169	37,341,338
Diluted	37,087,169	37,376,649

The following table provides the ratios for the three months ended March 31, 2018 and 2017:

	Three months ended March 31
	2018				2017
	Property	Casualty	Other	Total	Property	Casualty	Other	Total

Loss ratio	42.5%	78.2%	52.4%	65.7%	62.9%	71.5%	67.8%	69.0%
Acquisition cost ratio	23.5%	24.9%	49.0%	30.3%	31.9%	25.9%	33.8%	28.4%
Composite ratio	66.0%	103.1%	101.4%	96.0%	94.8%	97.4%	101.6%	97.4%
Underwriting expense ratio				2.3%				2.7%
Combined ratio				98.3%				100.1%